Exhibit 10(a)

[SUTHERLAND ASBILL & BRENNAN LLP]

STEPHEN E. ROTH

DIRECT LINE: 202.383.0158

E-mail: steve.roth@sutherland.com

VIA EDGAR TRANSMISSION

CONSENT OF SUTHERLAND ASBILL & BRENNAN LLP

We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information filed as part of the Post-effective Amendment No. 1 to the Registration Statement on Form N-4 for the SecureFoundation Variable Annuity (group) contracts issued through Variable Annuity-8 Series Account of Great-West Life & Annuity Insurance Company of New York (File No. 333-203854). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Stephen E. Roth
Stephen E. Roth

Washington, D.C.

April 8, 2016